EXHIBIT 1

[LOGO] Companhia
       Vale do Rio Doce





                                    BY-LAWS




                                                     As amended at the Ordinary
                                        and Extraordinary Shareholders' Meeting
                                                         held on May 20th, 2002




                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               1
       Vale do Rio Doce


                                    BY-LAWS*


              CHAPTER I - NAME, PURPOSE, HEAD OFFICE AND DURATION

Article 1 - COMPANHIA VALE DO RIO DOCE, referred to in abbreviated form as CVRD, is a joint-stock company governed by the present By-Laws and by applicable legislation.

Article 2 - The purpose of the company is the exploitation of mineral deposits in Brazil and abroad by means of the extraction, processing, industrialization, transportation, shipment and commerce of mineral assets, as well as:

     I. the building and operation of railways and the exploitation of rail traffic;

     II. the operation of marine terminals, including nautical activities for the provision of support within the harbor;

     III. the exploitation, industrialization and commerce of forest resources;

     IV. the carrying-on, in Brazil or abroad, of other activities that may be of direct or indirect consequence for the achievement of its corporate purpose, including research, industrialization, purchase and sale, importation and exportation and the provision of services of any kind whatsoever;

     V. constituting or participating in any fashion in other companies related to its business purpose.

Article 3 - The head office and legal venue of the company shall be in the city of Rio de Janeiro, State of Rio de Janeiro, the company being empowered for the better realization of its activities to set up branch offices, subsidiary branch offices, depots, agencies, warehouses, representative offices or any other type of establishment in Brazil or abroad.

Article 4 - The term of duration of the company shall be unlimited.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               2
       Vale do Rio Doce


             CHAPTER II - CAPITAL AND SHARES

Article 5 - The share capital is R$ 5.000.000.000,00 (five billion reais), corresponding to 388,559,056 (three hundred and eighty-eight million, five hundred and fifty-nine thousand and fifty-six) book shares, being 249,983,143 (two hundred and forty-nine million, nine hundred and eighty-three thousand one hundred and forty-three) common shares corresponding to R$ 3.216.797.281,39 (three billion, two hundred and sixteen million, seven hundred and ninety-seven thousand and two hundred and eighty-one reais and thirty-nine cents), and 138,575,913 (one hundred and thirty-eight million, five hundred and seventy-five thousand nine hundred and thirteen) class "A" preferred shares, including 1 (one) special class share, corresponding to R$ 1.783.202.718,61 (one billion, seven hundred and eighty-three, two hundred and two thousand, seven hundred and eighteen reais and sixty-one cents), all of no par value.

     ss. 1 - The shares are divided into common shares and preferred shares of classes "A" and "B", the latter at present being non-existent.

     ss. 2 - The special class preferred share shall belong exclusively to the Federal Government. In addition to the other rights assigned to it in the present By-Laws, the special class share shall possess the same rights as the class "A" preferred shares.

     ss. 3 - Each common and class "A" preferred share and the special class preferred share shall confer the right to one vote in decisions made at General Meetings, the provisions of ss. 4 following being observed.

     ss. 4 - The class "A" and special class preferred shares shall have the same rights as the common shares with the exception of the right to vote at the election of members of the Board of Directors, but shall nevertheless possess the right jointly to elect one member of the Audit Committee and the respective alternate.

     ss. 5 - The class "B" preferred shares shall have no voting rights.

     ss. 6 - Holders of class "A" preferred shares shall have priority in receipt of an annual minimum dividend of 6% (six per cent) calculated on the portion of the capital formed by this class of shares and divided equally among them.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               3
       Vale do Rio Doce


     ss. 7 - Holders of class "B" preferred shares shall have priority in receipt of an annual minimum dividend of 6% (six per cent) calculated on the portion of the capital formed by this class of share and divided equally among them after the dividend of the class "A" preferred shares has been paid or provision has been made for such payment.

     ss. 8 - The holders of the preferred shares of classes "A" and "B" shall be entitled to receive dividends and bonuses on the same conditions as those for common shares, the priorities specified in paragraphs ss. 6 and ss. 7 being observed.

     ss. 9 - The General Meeting or Board of Directors shall, within the authorized limit of capital, be entitled to authorize increases of the share capital by means of the issuance of class "B" preferred shares irrespective of the ratio previously existing between such shares and the common and/or class "A" preferred shares. In any increase of capital the ratio previously existing between the common shares and the class "A" preferred shares shall always be respected.

    ss. 10 - Should the shareholders' preemptive right be excluded in any increase of the subscribed capital of the company, whether in the manner set forth in ss. 2 of Article 6 below or by reason of the amalgamation of another company or of any other reorganization of a corporate nature, such increase of capital may be effected by means of the issuance of class "B" preferred shares.

    ss. 11 - Preferred shares without voting rights or with restricted voting rights shall only acquire such rights should the company fail to pay the fixed or minimum dividends to which they are entitled during 3 (three) consecutive fiscal years.

Article 6 - The company is authorized to increase its share capital up to the limit of 300,000,000 (three hundred million) common shares and 600,000,000 (six hundred million) class "A" and "B" preferred shares. Within the limit authorized by the present Article the company shall, by means of a decision of the Board of Directors, be entitled to increase the share capital without any alteration of the By-Laws by means of the issuance of common shares and/or preferred shares of class "A" or class "B" as prescribed by ss. 9 of Article 5.

     ss. 1 - The Board of Directors shall determine the conditions for issuance, including the price and the period of time prescribed for paying up.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              4
       Vale do Rio Doce


     ss. 2 - At the option of the Board of Directors the preemptive right in the issuance of shares, bonds convertible into shares and subscription bonuses, the placement of which on the market may be by sale on the stock exchange or by public subscription as per the prescriptions set forth in Law no. 6.404/76, may be rescinded.

     ss. 3 - Provided that the plans approved by the General Meeting are complied with, the company shall be entitled to delegate the option of share purchase to its managers and employees or to individuals who provide services to the company, with shares held in custody or by means of the issuance of new shares, the shareholders' preemptive right being excluded.

Article 7 - The special class share shall possess a veto right regarding of the following subjects:

     I.   change of name of the company;

     II.  change of location of the head office;

     III. change of the corporate purpose with reference to mineral exploitation;

     IV.  the winding-up of the company;

     V. the sale or cessation of the activities of any part or of the whole of the following categories of the integrated iron ore systems of the company: (a) mineral deposits, reserves and mines; (b) railways; (c) ports and marine terminals;

     VI. any alteration of the rights assigned to the types and classes of the shares issued by the company in accordance with the prescriptions set forth in the present By-Laws;

     VII. any alteration of the present Article 7 or of any of the other rights assigned to the special class share by the present By-Laws.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              5
       Vale do Rio Doce


                         CHAPTER III - GENERAL MEETING

Article 8 - The ordinary Shareholders' General Meeting shall be held within the first four months following the end of the fiscal year and, extraordinarily, whenever called by the Board of Directors.

     ss. 1 - An extraordinary Shareholders' General Meeting shall be competent to discuss the subjects specified in Article 7.

     ss. 2 - The holder of the special class share shall be formally requested by the company to attend for the purpose of discussing the subjects specified in Article 7 by means of personal correspondence addressed to its legal representative, a minimum period of notice of 15 (fifteen) days being given.

     ss. 3 - Should the holder of the special class share be absent from the General Meeting called for this purpose or should it abstain from voting, the subjects specified in Article 7 shall be deemed as having been approved by the holder of the said special class share.

Article 9 - At an Ordinary or Extraordinary General Meeting, the chair shall be taken by the Chairman, or in his absence by the Vice-Chairman of the Board of Directors of the company, a shareholder being invited by the Chairman of the Meeting to act as secretary.


                          CHAPTER IV - ADMINISTRATION

Article 10 - The Board of Directors and the Executive Board shall be responsible for the administration of the company.

     ss. 1 - The term of office of the members of the Board of Directors and the Executive Board shall be 3 (three) years, their re-election being permitted.

     ss. 2 - The members of the Board of Directors and the Executive Board shall take office by means of signing the Minute Book of the Board of Directors or the Executive Board, as the case may be.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              6
       Vale do Rio Doce


     ss. 3 - The term of office of the members of the Board of Directors and the Executive Board shall be extended until their respective successors have taken office.

     ss. 4 - The General Meeting shall fix the overall amount for the remuneration of the administrators, benefits of any kind and allowances being included therein, taking into account the responsibilities of the administrators, the time devoted to the performance of their duties, their competence and professional repute and the market value of their services. The Board of Directors shall apportion the fixed remuneration among its members and the Executive Board.


                         SECTION I - BOARD OF DIRECTORS

Article 11 - The Board of Directors, a joint decision-making body, shall be elected by the General Meeting and shall be formed of 9 (nine) effective members and their respective alternates, all being resident in Brazil, shareholders in the company and of distinguished professional repute in the field of business administration.

     ss. 1 - The Chairman and the Vice-Chairman of the Board of Directors shall be elected among the members thereof during a Meeting of the Board of Directors to be held immediately after the General Meeting which has elected them.

     ss. 2 - At the time of election of the Board of Directors, 1 (one) of its members and his respective alternate shall be elected, by means of a separate vote, by the body of the employees of the company. Once the separate vote form provided for in the present paragraph has been concluded, those shareholders who are employees of the company shall take no part in the election of the remaining members of the Board of Directors, whatever the manner or process of such election may be.

     ss. 3 - In the case of vacancy in the office of Chairman, or of his impediment or temporary absence, the Vice-Chairman shall replace the Chairman and shall, during the period of such replacement, have powers identical to those of the Chairman, the alternate of the Chairman being nevertheless entitled to exercise the right to vote in his capacity as a member of the Board of Directors.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               7
       Vale do Rio Doce


     ss. 4 - Should a vacancy occur in the office of Chairman or Vice-Chairman, the Board of Directors shall elect the respective alternates in the first Meeting to be held after the vacancy.

     ss. 5 - During their impediments or temporary absences, members of the Board of Directors shall be replaced by their respective alternates.

     ss. 6 - Should a vacancy occur in the office of a member of the Board of Directors or of an alternate, the vacancy shall be filled by nomination by the remaining members of an alternate who shall serve until the next General Meeting. Should vacancies occur in the majority of such offices, a General Meeting shall be convened in order to proceed with a new election.

     ss. 7 - Should an absence or temporary impediment of the Chairman or the Vice-Chairman of the Board of Directors occur, the General Meeting of Shareholders shall be conducted by their respective alternates or, in case of their absence or impediment, by a member specially designated by the Board of Directors.

Article 12 - The Board of Directors shall meet on an ordinary basis once a month and extraordinarily whenever called by the Chairman or, in his absence, by the Vice-Chairman of the Board or by any 2 (two) members acting together. Meetings of the Board of Directors shall only be held with the presence of and decisions shall only be taken by the affirmative vote of a majority of its members.

Article 13 - The Board of Directors shall be responsible for:

     I. establishing the general guidance of the business of the company, its wholly-owned subsidiary companies and controlled companies;

     II. electing and at any time removing the Executive Officers of the company, including the Chief Executive Officer, and assigning functions to them, as well as assigning the functions of Investor Relations to an Executive Officer, and also appointing the persons who shall form part of the Administrative, Consultive and Audit bodies of those companies and organizations in which the company participates, directly or indirectly.

     III. inspecting the management work of the Executive Officers and at any time examining the books and papers of the company, requesting information about contracts signed or about to be signed as well as about any other acts;


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               8
       Vale do Rio Doce


     IV. expressing its opinion with reference to the Annual Report and the financial statements of the Executive Board, as well as to consolidated balance sheets and reports;

     V. approving investment plans and programs, as well as the annual and multi-annual capital and operating budgets of the company, submitted to it by the Executive Board;

     VI. with the provisions set forth in Article 2 of the present By-Laws being complied with, making decisions concerning the setting-up of companies, direct or indirect participation in the capital of other companies, consortia, foundations and other entities, by means of the exercise of rights of withdrawal, the exercise or non-exercise of rights of subscription, or increase or sale, both direct and indirect, of corporate equity, or in any other manner prescribed by law;

     VII. establishing criteria and standards for the purchase of, sale of and placing of liens on fixed assets and for the constitution of encumbrances, the provisions set forth in Article 7 of the present By-Laws being complied with;

     VIII. establishing criteria and standards for loans, financing and contracts in general;

     IX. authorizing the negotiation, signing or alteration of contracts of any kind or value between the company and its shareholders, either directly or through intermediary companies or through companies which participate, directly or indirectly, in the controlling shareholder.

     X. determining the general policy of the company as regards its personnel and the criteria regarding the remuneration, rights and benefits of its employees, fixing the corresponding expenses;

     XI. authorizing the provision of guarantees to the third parties, including to companies in which it participates directly or indirectly, or to organizations or foundations;

     XII. approving the internal organization of the company and the assignment of responsibilities;

     XIII.  selecting and removing independent accountants;

     XIV. expressing its opinion regarding any matter to be submitted to the General Meeting of Shareholders;


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                               9
       Vale do Rio Doce


     XV. authorizing the purchase of shares of its own issuance for maintenance in treasury, cancellation or subsequent sale.

     XVI. appointing and removing the employee responsible for the internal auditing of the company, who shall report directly to the Board of Directors;

     XVII. approving any reformulation, alteration, or amendment of shareholders' agreements or of agreements among the shareholders of companies in which the company participates, as well as approving the signing of new agreements that address subjects of this nature.


                            SECTION II - COMMITTEES

Article 14 - The Board of Directors may create technical or consultant Committees in order to perform specific tasks or non-specific activities of interest to the company.

Article 15 - The members who are part of the Committees mentioned in the previous Article shall be subject to the same duties as the administrators and, at the Board of Directors' discretion, may be remunerated.

Article 16 - The Committees created under the terms of Article 14 shall not have decision making power.


                         SECTION III - EXECUTIVE BOARD

Article 17 - The Executive Board, the executive administration body of the company, shall consist of 3 (three) to 8 (eight) Executive Officers, one of whom shall be the Chief Executive Officer, the others having no specific designation, their respective areas of activities and business units being specified by the Board of Directors, all being resident in Brazil and of distinguished professional repute, their re-election being permitted.

Article 18 - In the case of the impediment or absence of the above mentioned Chief Executive Officer, same shall be replaced by another member of the Executive Board designated by the Board of Directors. In the case of the impediment or absence of any other Executive Officer, same shall be replaced by another member of the Executive Board designated by the Chief Executive Officer.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              10
       Vale do Rio Doce


Sole Paragraph - Should a vacancy occur in the office of the Executive Officer, an alternate shall be elected at the next meeting of the Board of Directors subsequent to the occurrence of such vacancy. This alternate shall serve until the remainder of the term of office of the replaced Executive Officer has been concluded.

Article 19 - The Executive Board shall meet on an ordinary basis once a week and extraordinarily whenever called by any Executive Officer, decisions being taken with the presence of a majority of members, with the Chief Executive Officer ,or his substitute, being responsible for the coordination of its work, which shall be recorded in a minute book.

Sole Paragraph - In the case of a tie vote, the Executive Board shall submit the matter to the decision of the Board of Directors.

Article 20 - The Executive Board shall be responsible for:

     I. complying with and ensuring compliance with the general guidelines and business policies of the company laid down by the Board of Directors, each Executive Officer being responsible for the area of activities and for the business unit assigned to him by the Board of Directors;

     II. approving the rules regarding company personnel, in conformity with the general policy approved by the Board of Directors;

     III. authorizing the purchase of, sale of and placing of liens on fixed assets, being empowered to establish standards and delegate powers all in accordance with the criteria and standards established by the Board of Directors;

     IV. authorizing the purchase of, sale of and placing of liens on non-fixed assets including securities, being empowered to establish standards and delegate powers, all in accordance with the criteria and standards established by the Board of Directors;

     V. authorizing the signing of agreements, contracts and settlements that constitute liabilities, obligations or commitments on the company, being empowered to establish standards and delegate powers , all in accordance with the criteria and standards established by the Board of Directors;

     VI. preparing in each fiscal year the Annual Report and Financial Statements to be submitted to the Board of Directors and the General Meeting;


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              11
       Vale do Rio Doce


     VII. authorizing the opening and closing of branch offices, subsidiary branch offices, depots, agencies, warehouses, representative offices or any other type of establishment in Brazil or abroad;

     VIII. authorizing the waiver of rights and transactions, in both cases liens on securities being excepted, as well as the signing of arbitration agreements, being empowered to establish standards and delegate powers in accordance with the criteria and standards established by the Board of Directors;

     IX. negotiating any reformulation, alteration, or amendment of shareholders' agreements or of agreements among the shareholders of companies in which the company participates, as well as negotiating the signing of new agreements that address subjects of this nature.

     ss. 1 - The Executive Board shall be empowered to lay down voting guidelines to be followed at the General Meetings by its proxies in the companies, foundations and other entities in which the company participates, directly or indirectly, the investment plans and programs of the company, as well as the respective budgets being complied with, the limit of responsibility being observed as regards, among others, indebtedness, the sale of assets, the waiver of rights and the reduction of corporate equity investments.

     ss. 2 - Without prejudice to the exercise of authority by the Board of Directors, the Executive Board shall take steps to appoint persons who shall form part of the Administrative, Consultive and Audit bodies of those companies and organizations in which the company participates directly or indirectly.

Article 21 - The responsibilities of the Chief Executive Officer are to:

     I.     take the chair at meetings of the Executive Board;

     II. exercise executive direction of the Company, with powers to coordinate and supervise the activities of the other Executive Officers, exerting his best efforts to ensure faithful compliance with the decisions and guidelines laid down by the Board of Directors and the General Meeting;

     III. coordinate and supervise the activities of the business areas and units that are directly subordinated to him;

     IV.    grant vacation and leave to the members of the Executive Board;


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              12
       Vale do Rio Doce


     V. keep the Board of Directors informed about the activities of the company;

     VI. together with the other Executive Officers, prepare the annual report and draw up the balance sheet.

Article 22 - The responsibilities of the Executive Officers are to:

     I.   organize the services for which they are responsible;

     II. participate in meetings of the Executive Board, contributing to the definition of the policies to be followed by the Company and reporting on matters of the respective areas of supervision and coordination;

     III. comply with and ensure compliance with the policy and general guidance of the Company's business laid down by the Board of Directors, each Executive Officer being responsible for his business units and specific area of activities.

Article 23 - The company shall be represented as plaintiff or defendant in courts of law or otherwise, including as regards the signature of documents constituting responsibility for this, by 2 (two) members of the Executive Board, who may, in accordance with rules laid down by it, nominate proxies to exercise jointly the powers granted.

Sole Paragraph - Summons and judicial or extrajudicial notifications shall be made in the name of the Executive Officer responsible for Investor Relations.

Article 24 - In the case of commitments assumed abroad, the company may be represented by a single member of the Executive Board, or by an attorney-in-fact with specific and limited powers according to the present By-Laws.

Sole Paragraph - The company may, moreover, be represented by a single proxy at the General Meetings of shareholders of the companies in which it participates or for acts arising out of the exercise of powers specified in a power of attorney "ad judicia" or a special power of attorney conceded in accordance with rules laid down by the Board of Directors.

Article 25 - Except when otherwise required by law, proxies shall be appointed by a power of attorney in the form of a private instrument in which the powers granted shall be specified, the term of validity of powers of attorney "ad negotia" being limited to 1 (one) year.


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              13
       Vale do Rio Doce


                          CHAPTER V - AUDIT COMMITTEE

Article 26 - The Audit Committee, a permanently functioning body, shall be formed of 5 (five) effective members and an equal number of alternates, elected by the General Meeting, which shall fix their remuneration.

Article 27 - The members of the Audit Committee shall carry out their duties until the first Ordinary General Meeting to be held following their election, their re-election being permitted.

Article 28 - In their absence or impediment, or in cases of vacancy of office, the members of the Audit Committee shall be replaced by their respective alternates.

Article 29 - The Audit Committee shall exercise the functions attributed to it by prevailing legislation.


                         CHAPTER VI - COMPANY PERSONNEL

Article 30 - The company shall maintain a social security plan for its employees administered by a foundation established for this purpose, the provisions of prevailing legislation being complied with.


           CHAPTER VII - FINANCIAL YEAR AND DISTRIBUTION OF PROFITS

Article 31 - The fiscal year of the company shall coincide with the calendar year, thus finishing on December 31st, when the balance sheets shall be prepared, with semi-annual balance sheets being prepared on June 30th each year.

Article 32 - After the constitution of the legal reserve, the employment of the remaining portion of the net profit verified at the end of each financial year


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil

[LOGO] Companhia                                                              14
       Vale do Rio Doce


(which shall coincide with the calendar year) shall, on the motion of the Administration, be submitted to the decision of the General Meeting.

Sole Paragraph - The amount of the interest, paid or credited in the form of interest on stockholders' equity in accordance with the prescriptions of
Article 9, ss. 7 of Law no. 9.249 of December 26th, 1995 and of relevant legislation and regulations, may be ascribed to the compulsory dividend and to the minimum annual dividend on preferred shares, such amount for all legal purposes forming part of the sum of the dividends distributed by the company.

Article 33 - The formation of a Reserve for Depletion, should this be prescribed by prevailing fiscal legislation, shall be taken into account in the proposal for the distribution of dividends.

Article 34 - At least 25% (twenty-five per cent) of the net annual profit, adjusted as per the law, shall be devoted to the payment of dividends.

Article 35 - At the proposal of the Executive Board, the Board of Directors may determine the preparation of balance sheets in periods of less than six months and declare dividends on account of the profit verified in these balances as well as to declare them for the account of accrued profits or profit reserves existing in the latest annual or semi-annual balance sheet.

Article 36 - The dividends and interest on stockholders' equity mentioned in the Sole Paragraph of Article 32 shall be paid at the times and at the places specified by the Executive Board, those not claimed within 3 (three) years after the date of payment reverting in favour of the company.


I hereby declare that the above text is a true copy of the original, recorded in the appropriate book.


                         Rio de Janeiro, May 20th, 2002


                           Paulo F. de Almeida Lopes
                                General Counsel


                                        Av. Graca Aranha, 26
                                        Tel. (21) 3814-4477 Fax. (21) 3814 4493
                                        20005-900 Rio de Janeiro RJ Brasil